Exhibit (3)(n)

Execution Version

PHOENIX CAPITAL GROUP HOLDINGS, LLC,

AS ISSUER

AND

UMB BANK, N.A.,

AS TRUSTEE

UNSECURED SUBORDINATED DEBT SECURITIES

SECOND SUPPLEMENTAL INDENTURE

Dated as of October 17, 2024

to

INDENTURE

Dated as of August 25, 2023

This SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 17, 2024, between Phoenix Capital Group Holdings, LLC, a Delaware limited liability company (the “Company”), and UMB Bank, N.A., as trustee (the “Trustee”).

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of August 25, 2023 (as amended or supplemented to the date hereof, the “Base Indenture”), between the Company and the Trustee, providing for the issuance by the Company from time to time of one or more series of Bonds (as defined in the Base Indenture);

WHEREAS, the Company has heretofore executed and delivered to the Trustee that certain First Supplemental Indenture, dated August 20, 2024 (the “First Supplemental Indenture” and, together with the Base Indenture and this Supplemental Indenture, the “Indenture”), providing for the issuance by the Company from time to time of the First Supplemental Indenture Bonds (as defined in the First Supplemental Indenture);

WHEREAS, the Company has duly authorized the execution and delivery of this Supplemental Indenture to provide for the amendments to the Indenture set forth herein;

WHEREAS, the Company desires and has requested the Trustee to join with it in the execution and delivery of this Supplemental Indenture in order to amend the Indenture to the extent set forth herein; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid indenture and agreement of the Company according to its terms have been done.

NOW, THEREFORE:

In consideration of the premises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of all Bondholders as follows.

ARTICLE 1

DEFINITIONS AND RELATIONSHIP WITH INDENTURE

Section 1.01 Definitions.

Certain terms used principally in certain Articles hereof are defined in those Articles. Capitalized terms used but not defined in this Supplemental Indenture shall have the meaning ascribed to them in the Base Indenture or the First Supplemental Indenture, as applicable.

Section 1.01 Relationship with Base Indenture and First Supplemental Indenture.

The terms and provisions contained in the Base Indenture and First Supplemental Indenture shall constitute, and are hereby expressly made, a part of this Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the Base Indenture and First Supplemental Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern and be controlling. Except as specifically modified by this Supplemental Indenture, the Base Indenture, the First Supplemental Indenture, and the Bonds are in all respects ratified and confirmed and will remain in full force and effect in accordance with their terms.

ARTICLE 2

AMENDMENT OF INDENTURE

Section 2.01 Amendment of Section 1.01 of the Indenture.

Section 1.01 of the Base Indenture is hereby amended to remove the defined terms “Repurchase Date” and “Repurchase Price,” and any references thereto in the Indenture or the Bonds are interpreted accordingly.

Section 2.02 Amendment of Article III of the Indenture.

Article III of the Base Indenture is hereby amended to add the following as Section 3.04 immediately following Section 3.03, and any references thereto in the Indenture or the Bonds are interpreted accordingly:

Section 3.04. Mandatory Redemption; Repurchase at the Option of the Bondholders.

(a) Subject to the provisions of Article XIII, each Bondholder may request, in whole at any time and in part from time to time, by written notice to the Company, that the Company redeem such Bondholders’ Bonds at a redemption price equal to 95.0% of the principal amount of such Bonds, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption; provided that the Company will not be required to redeem any Bonds at any time when the Company or any of its subsidiaries or Affiliates is prohibited by law or contract from doing so; provided further that the Company will not be required to redeem Bonds in an amount that exceeds, in any calendar year, 10.0% of the aggregate principal amount of the Bonds issued and outstanding as of the first day of the calendar quarter in which such request is made.

(b) Such notice will set forth the maturity date, interest payment method, and interest rate on the Bonds to be redeemed, the principal amount of Bonds to be redeemed, and relevant payment information for receipt of funds.

(c) If required by the foregoing or otherwise permitted by the Company, in its sole discretion, the Company will redeem such Bonds on a date to be determined by the Company that is no earlier than one and no later than 120 days from the date the Company receives written notice from the Bondholder.

(d) Redemptions pursuant to the foregoing provisions will be processed in the order that requests for redemption are received by the Company.

(e) The Company is not otherwise required to make mandatory redemption or sinking fund payments with respect to the Bonds. The Company will also not be required to offer to purchase any Bonds with the proceeds of asset sales, in the event of a change of control, or otherwise.

ARTICLE 3

MISCELLANEOUS

Section 3.01 Governing Law.

THE INTERNAL LAW OF THE STATE OF DELAWARE WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 3.02 Successors.

All agreements of the Company in this Supplemental Indenture will bind its successors. All agreements of the Trustee in this Supplemental Indenture will bind its successors.

Section 3.03 Severability.

In case any provision in this Supplemental Indenture is invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 3.04 Counterpart Originals.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or .pdf transmission shall constitute effective execution and delivery of this instrument as to the parties hereto and may be used in lieu of the original instrument for all purposes. Signatures of the parties hereto transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes. This Supplemental Indenture shall be valid, binding and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code/UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Section 3.05 Table of Contents, Headings, Etc.

The Table of Contents and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date set forth above.

PHOENIX CAPITAL GROUP HOLDINGS, LLC
as Issuer

By:	/s/ Lindsey Wilson
Name: Lindsey Wilson
Its: Manager

UMB BANK, N.A.
as Trustee

By:	/s/ Lara L. Stevens
Name: Lara L. Stevens
Title: Vice President

[Signature Page to Second Supplemental Indenture]